Exhibit 99.1

FOR IMMEDIATE RELEASE

CELSIUS HOLDINGS, INC. ANNOUNCES NATIONAL EXPANSION INTO TARGET STORES, FURTHERING POSITION AND APPEAL TO THE MASSES

CELSIUS® continues to evolve from retail shelves in pharmacy aisles to mainstream beverage aisles in latest move, proving brand has achieved mass appeal with consumers

BOCA RATON, FL, June 5, 2018 – Celsius Holdings, Inc. (Nasdaq: CELH), maker of the leading global fitness lifestyle drink, CELSIUS®, today announced impressive gains in new distribution including placement on the energy drink shelves in Target stores. The move to include the brand in the latest energy drink set is significant as it creates widespread availability across the nation at the popular, trend-forward retailer, Target. With CELSIUS®’ new distribution gains on its originals line, the brand is initially set to receive placement of three skus in over 1,000+ of the 1,869 Target stores on the ambient energy shelves. The chain will retail Sparkling Orange, Peach Mango and Sparkling Watermelon in single serve, 12oz cans.

This latest authorization is proof of the brand’s emerging mass acceptance as a fitness drink which is seen as providing proven, functional energy, a much wider appeal recently accepted by today’s health minded audiences. Target is authorizing CELSIUS® by viewing it as a unique innovative brand providing healthy energy and proven function. This position sets the brand apart from other brands touting healthy energy, as its proven and proprietary formula is another level of credibility and innovation within the energy set, a true point of differentiation for consumers.

Target’s authorization is a nod to the sea change in consumer demands as shopping patterns in the grocery and mass channel energy sets continue to shift. The category is posting single digit increases versus strong, double digit growth experienced throughout the previous decade. Retail buyers seeking brands which drive traffic, and increase departmental sales, are authorizing the brand, shelving CELSIUS alongside traditional energy set competitors. Many buyers are carving out new, healthy meets functional energy sets. CELSIUS® is capitalizing on this evolving trend and evolving placement communicating the term “fitness drink” to targeted consumers who wish to live fit, healthy lifestyles and still desire to shop energy.

The brand will be shelved alongside other energy drink brands but set aside to help create and define a healthier set of brands in a sub-segment between traditional and healthy, functioning energy. The mass retail chain is showcasing a shift in focus toward offerings aimed at attracting healthier consumers concerned with sugar intake namely, millennials. This healthy, functional sub-segmentation of offerings in the energy section is being driven by this generations’ demand for delicious brands which do something or perform a function, have less sugar, or, in CELSIUS®’ case, zero sugar.

The trend forward functional energy brand has gained momentum as CELSIUS® is growing faster than the category, at a reported +40%, year to date (Latest 52 Weeks Ending 4.22.2018, SHELF STABLE FUNCTIONAL BEVERAGES, SPINSscan Conventional Markets; TOTAL US - CONV).

An added benefit to the national placement is the increase in store presence, which will provide local availability for the large Tough Mudder nation. In early 2018, CELSIUS® became the presenting sponsor of Tough Mudder, North America. The popular obstacle course run has events in thirty-three cities across the nation including: Seattle, Tahoe, Houston and Boston. Marketing the brand and sampling at Tough Mudder events will assist in driving trial, gaining awareness, and driving traffic to local area Target stores as over 3.5 million people are included in the massive network.

“With any CPG company, a growth goal is to attain national retail placement on store shelves at a highly visible, highly esteemed account, such as Target stores, which is a feather in our cap as we continue to gain momentum in 2018,” remarks CEO and interim CFO, John Fieldly. “Additionally, Target stores focus on millennials and millennial families, which is strongly aligned with our core CELSIUS® consumer today. We are anticipating reaching even more similarly aligned consumers through this new national partnership. Consumers are engaging with the brand more than ever before and in a variety of ways. The core CELSIUS® consumer’s purchase frequency and usage occasions have significantly increased outside the fitness channel of trade.”

CELSIUS® is a fitness drink which is proven to function, and provide healthy energy. The proprietary, thermogenic MetaPlus® formula, accelerates metabolism and burns body fat and calories, when combined with exercise. CELSIUS® contains no sugar, no high-fructose corn syrup, no aspartame, no preservatives, no artificial flavors or colors, no gluten, is vegan and very low in sodium. CELSIUS® is sold nationwide at retailers across all channels, including grocery, convenience, gyms, military and e-commerce websites.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio consisting of proprietary, clinically proven innovations which offer significant health benefits.

CELSIUS®' Original Line comes in eight delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powder packets. The CELSIUS® Natural Line is available in six refreshing flavors: three sparkling and three non-carbonated. This line is naturally caffeinated and naturally sweetened.

Celsius’ trainer-grade CELSIUS HEAT™ offers an additional 100mg of caffeine over CELSIUS®, to total 300mg per can, and also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in seven carbonated flavors: Inferno Punch, Cherry Lime, Blueberry Pomegranate, Strawberry Dragonfruit, Tangerine Grapefruit, Apple Jack'd and Orangesicle. CELSIUS HEAT™ is a thermogenic pre-workout drink and targets professional trainers, competitive athletes, the military and first responders. CELSIUS HEAT™ was developed for those seeking a trainer-grade version of CELSIUS® as compared to the Original Line, which is sold in a smaller can package and appeals to the masses as an active lifestyle brand.

CELSIUS® is sold nationally at fitness clubs, 7-Eleven, Sprouts, The Fresh Market and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's and available on Amazon.com.

CELSIUS®' functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides. For more information, please visit the brand websites: www.celsius.com, www.celsiusheat.com, and investor site www.celsiusholdingsinc.com.

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com